EQT REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS AND PROVIDES 2022 GUIDANCE
Checking all boxes in the sustainable share era

PITTSBURGH, February 9, 2022 -- EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the fourth quarter and full year 2021 as well as financial and operational guidance for 2022.

Fourth Quarter Highlights:
•Sales volume of 527 Bcfe
•Total per unit operating costs of $1.26/Mcfe, $0.04/Mcfe below Q4 2020
•Net cash provided by operating activities of $1,171 MM; free cash flow(1) of $422 MM
•Capital expenditures of $323 MM or $0.61/Mcfe
•Announced reinstatement of annual cash dividend of $0.50 per share of EQT common stock
•Announced $1 billion share repurchase program

Full Year 2021 Highlights:
•Sales volume of 1,858 Bcfe
•Total per unit operating costs of $1.28/Mcfe, $0.08/Mcfe below 2020
•Net cash provided by operating activities of $1,662 MM; free cash flow(1) of $935 MM
•Capital expenditures of $1,104 MM or $0.59/Mcfe
•Total proved reserves of 25 Tcfe and total discounted future net cash flows of $17.3 B, increases of 5.2 Tcfe and $13.9 B compared to 2020
•Completed the acquisition and full integration of Alta Resources
•Received credit rating upgrades from Moody's, S&P and Fitch
•Announced targets to achieve net zero Scope 1 & Scope 2 GHG emissions by or before 2025(2)

2022 Plan Highlights:
•Sales volume of 1,950 - 2,050 Bcfe expected under a maintenance production program
•Capital expenditures of $1.300 - $1.450 B or $0.65 - $0.75/Mcfe
•Free cash flow(1) of $1.400 - $1.750 B; free cash flow yield(1)(3) of 18%-22%

President and CEO Toby Rice stated, “In 2021, we further improved our balance sheet, successfully completed the acquisition and integration of Alta Resources, announced ambitious net zero targets and rewarded shareholders by implementing a comprehensive shareholder return program, consisting of a quarterly cash dividend and authorization to repurchase $1 billion of our common stock.”

Rice continued, “We enter 2022 excited about the trajectory of our Company and our role in addressing climate change and supporting global energy equality. Through continued execution of our modern operating model, our Company expects to generate tremendous free cash flow from our deep inventory of core long-lateral inventory, contractually-declining gathering rates and improved capital efficiency. Our share repurchase authorization gives us the opportunity to allocate capital toward an attractive investment opportunity – our own stock. We look forward to advancing our ESG strategy by decreasing our emissions intensity through pneumatic valve replacement and other carbon-negative projects in pursuit of net zero by or before 2025. Lastly, as the benefits of natural gas are recognized both domestically and internationally, we look forward to continuing to demonstrate stewardship and delivering a sustainable energy source that meets the world's growing energy demands with affordable, reliable and clean natural gas.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2) Based on assets owned by EQT as of June 30, 2021.
(3) Free cash flow yield calculated using market capitalization as of January 31, 2022.

Fourth Quarter 2021 Financial and Operational Performance

	Three Months Ended December 31,
($ millions, except average realized price and EPS)	2021	2020	Change
Total sales volume (Bcfe)	527	401	126
Average realized price ($/Mcfe)	$2.68	$2.30	$0.38
Net income attributable to EQT Corporation	$1,801	$64	$1,737
Adjusted net income (loss) attributable to EQT (a)	$156	$(5)	$161
Adjusted EBITDA (a)	$766	$410	$356
Diluted earnings per share (EPS)	$4.69	$0.23	$4.46
Adjusted EPS (a)	$0.41	$(0.02)	$0.43
Net cash provided by operating activities	$1,171	$406	$765
Capital expenditures	$323	$266	$57
Free cash flow (a)	$422	$109	$313
(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net income attributable to EQT Corporation for the fourth quarter of 2021 was $1,801 million, $4.69 per diluted share, compared to net income attributable to EQT Corporation for the fourth quarter of 2020 of $64 million, $0.23 per diluted share. The increase was attributable primarily to increased operating revenues, partly offset by income tax expense in the fourth quarter of 2021 and higher operating expenses.

Total sales volume increased by 126 Bcfe compared to the same quarter last year due primarily to sales volume increases of 96 Bcfe from the assets acquired from Alta Resources Development, LLC during the third quarter of 2021 (Alta Acquisition) and sales volume increases of 26 Bcfe from the assets acquired from Chevron U.S.A. Inc. during the fourth quarter of 2020 (Chevron Acquisition).

Net cash provided by operating activities increased by $765 million and free cash flow(1) increased by $313 million compared to the same quarter last year due primarily to higher sales volume and average realized price. Average realized price was 17% higher at $2.68 per Mcfe due primarily to higher NYMEX, partly offset by unfavorable differential and unfavorable cash settled derivatives.

Full Year 2021 Financial and Operational Performance

	Years Ended December 31,
($ millions, except average realized price and EPS)	2021	2020	Change
Total sales volume (Bcfe)	1,858	1,498	360
Average realized price ($/Mcfe)	$2.50	$2.37	$0.13
Net loss attributable to EQT Corporation	$(1,156)	$(967)	$(189)
Adjusted net income (loss) attributable to EQT (a)	$302	$(51)	$353
Adjusted EBITDA (a)	$2,332	$1,547	$785
Diluted EPS	$(3.58)	$(3.71)	$0.13
Adjusted EPS (a)	$0.92	$(0.19)	$1.11
Net cash provided by operating activities	$1,662	$1,538	$124
Capital expenditures	$1,104	$1,079	$25
Free cash flow (a)	$935	$325	$610
(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss attributable to EQT Corporation for 2021 was $1,156 million, $3.58 per diluted share, compared to net loss attributable to EQT Corporation for 2020 of $967 million, $3.71 per diluted share. The change was attributable primarily to the loss on derivatives not designated as hedges, increased depreciation and depletion, increased transportation and processing and a gain on an exchange of Equitrans Midstream Corporation (Equitrans Midstream) common stock recognized in the first quarter of 2020, partly offset by increased sales of natural gas, NGLs and oil, the income from investments, higher income tax benefit and the gain on sale of long-lived assets.

Sales volume increased primarily as a result of sales volume increases of 170 Bcfe from the assets acquired in the Alta Acquisition, sales volume increases of 127 Bcfe from the assets acquired in the Chevron Acquisition and prior period sales volume decreases of 46 Bcfe from strategic decisions to temporarily curtail 2020 production.

Net cash provided by operating activities increased by $124 million and free cash flow(1) increased by $610 million in 2021 compared to 2020 due primarily to higher sales volume and average realized price. Average realized price was $0.13 higher at $2.50 per Mcfe due primarily to higher NYMEX and liquids prices, partly offset by lower cash settled derivatives and unfavorable differential.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended December 31,		Years Ended December 31,
Per Unit ($/Mcfe)	2021	2020	2021	2020
Gathering	$0.65	$0.70	$0.66	$0.71
Transmission	0.27	0.30	0.28	0.34
Processing	0.10	0.09	0.10	0.09
Lease operating expenses (LOE)	0.08	0.07	0.07	0.07
Production taxes	0.06	0.03	0.05	0.03
Exploration	—	—	0.01	—
SG&A (a)	0.10	0.11	0.11	0.12
Total per unit operating costs	$1.26	$1.30	$1.28	$1.36

Production depletion	$0.89	$0.92	$0.89	$0.92
Adjusted interest expense per unit (b)	$0.13	$0.17	$0.15	$0.17

(a) For the three months ended December 31, 2021 and 2020, non-cash long-term incentive compensation costs of $7.3 million and $4.3 million, respectively, were included in SG&A. For the twelve months ended December 31, 2021 and 2020, non-cash long-term incentive compensation costs of $28.2 million and $19.6 million, respectively, were included in SG&A.

(b) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Gathering expense decreased on a per Mcfe basis for 2021 compared to 2020 due primarily to lower gathering rate structures on the assets acquired in the Chevron Acquisition and Alta Acquisition and increased sales volume, which resulted in the Company's utilization of lower overrun rates.

Transmission expense decreased on a per Mcfe basis for 2021 compared to 2020 due primarily to increased sales volume from the Chevron Acquisition and Alta Acquisition, which have a lower average transmission expense per Mcfe when compared to the Company's historical transmission portfolio.

Production taxes increased on a per Mcfe basis for 2021 compared to 2020 due to increased West Virginia severance taxes, which resulted primarily from higher prices, and increased Pennsylvania impact fees, which resulted from higher prices and additional wells acquired in the Alta Acquisition and Chevron Acquisition.

Exploration expense increased on a per Mcfe basis for 2021 compared to 2020 due to the Company's purchase of seismic data following the completion of the Alta Acquisition.

Selling, general and administrative expense (SG&A) decreased on a per Mcfe basis for 2021 compared to 2020 due primarily to increased sales volume and nominal incremental selling, general and administrative spend with respect to the Alta Acquisition and Chevron Acquisition.

Liquidity
As of December 31, 2021, the Company had no credit facility borrowings and $0.4 billion letters of credit outstanding under its $2.5 billion credit facility. During the fourth quarter of 2021, the Company reduced its collateral and margin deposits associated with the Company's over the counter (OTC) derivative instrument contracts and exchange traded natural gas contracts by approximately $566 million which increased the availability under the Company's credit facility in addition to positively impacting cash provided by operating activities and working capital.

As of February 4, 2022, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's OTC derivative instruments, midstream services contracts and other contracts. As of February 4, 2022, such assurances could be up to approximately $1.1 billion, inclusive of letters of credit, OTC derivative instrument margin deposits and other collateral posted of approximately $0.8 billion in the aggregate.

OPERATIONAL UPDATE
Capital expenditures were $323 million, or $0.61 per Mcfe and $1,104 million, or $0.59 per Mcfe, for the fourth quarter and full year of 2021, respectively. Compared to the same periods in 2020, the Company’s capital expenditures on a per Mcfe basis improved by 8%, and 18%, respectively. The Company believes that total capital expenditures on a per Mcfe basis is an important measure of capital efficiency under a maintenance program.

During the fourth quarter of 2021, the Company's well costs averaged approximately $745 per foot in the southwest PA Marcellus, with full year 2021 southwest PA Marcellus well costs averaging approximately $690 per foot, compared to full year 2021 target of $675 per foot. The increase in average well costs was due primarily to changes made during the fourth quarter of 2021 to the Company's expected frac pace to mitigate impacts on the Company's produced water position due to system constraints. As of mid-December, the Company has returned to its planned frac pace as the system constraints impacting its produced water position have returned to normal levels.

In the fourth quarter of 2021, the Company turned in-line the first well pad in West Virginia supported by the Big Water Network, the Company's internally-developed water infrastructure project. In the fourth quarter and full year 2021, the Company's well costs averaged approximately $695 per foot and $700 per foot, respectively in the West Virginia Marcellus, inclusive of allocated costs associated with the construction of the Big Water Network. The Big Water Network is expected to result in meaningful well cost and operating expense savings in West Virginia.

In 2022, the Company expects total sales volume of 1,950 - 2,050 Bcfe under a maintenance production program and expects capital expenditures of $1.300 - $1.450 billion, or $0.65 - $0.75 per Mcfe, excluding capital expenditures attributable to noncontrolling interests. During 2022, the Company plans to phase in a next generation well design that has been under development for the past year, which, based on initial results as part of its methodical science program, the Company believes has a high probability of further improving well productivity and rates of return across its asset base. Given the time required to develop wells that are part of the Company's large-scale combo-development model and the planned phased deployment of the new well design, the Company expects to have preliminary results of its investment by the end of 2022 and full visibility by late 2023 into early 2024. For 2022, the Company expects average well costs of approximately $760 per foot in the southwest PA Marcellus including expected cost increases for inflation, and excluding cost increases attributable to the new well design of approximately $90 per foot. The Company believes its differentiated operational strategy utilizing large-scale combo-development maximizes well productivity and minimizes costs, including the effects of inflation, which, in turn, maximizes value for the Company's shareholders.

Proved Reserves
The Company reported 2021 total proved reserves of 25.0 Tcfe, an increase of 5.2 Tcfe or 26% compared to 2020 due primarily to the Alta Acquisition and extensions, discoveries and other additions, partly offset by production. Proved developed producing reserves increased 3.6 Tcfe, or 28%, compared to 2020. Proved undeveloped reserves increased by 1.6 Tcfe, or 26%, compared to 2020.

Proved Reserves by Play

	Years Ended December 31,
	2021	2020
	(Bcfe)
Proved developed reserves
Marcellus	15,528	11,943
Upper Devonian	806	839
Ohio Utica	787	757
Other	98	102
Total	17,219	13,641

Proved undeveloped reserves
Marcellus	7,733	6,061
Ohio Utica	10	100
Total	7,743	6,161
Total proved reserves	24,962	19,802

	Years Ended December 31,
	2021	2020
	(Millions)
Standardized measure of discounted future net cash flows	$17,281	$3,366
PV-10 (a)	$21,496	$3,967

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Reserves as of December 31, 2021 are based on a $3.598 per MMBtu for natural gas price (NYMEX). Prices are determined in accordance with the SEC requirement to use the unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions.

Netherland Sewell and Associates, Inc. an independent consulting firm hired by management, reviewed 100% of the total net natural gas, NGLs and oil proved reserves attributable to EQT’s interests as of December 31, 2021.

2022 GUIDANCE

Production	Q1 2022	Full Year 2022
Total sales volume (Bcfe)	475 - 525	1,950 - 2,050
Liquids sales volume, excluding ethane (Mbbls)	2,835 - 2,935	10,820 - 11,320
Ethane sales volume (Mbbls)	1,475 - 1,575	6,600 - 6,700
Total liquids sales volume (Mbbls)	4,310 - 4,510	17,420 - 18,020

Btu uplift (MMbtu / Mcf)		1.045 - 1.055

Average differential ($ / Mcf)	($0.45) - ($0.35)	($0.75) - ($0.50)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		2 - 3
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.64 - $0.66	$0.66 - $0.68
Transmission	$0.28 - $0.30	$0.29 - $0.31
Processing	$0.09 - $0.11	$0.08 - $0.10
LOE	$0.07 - $0.09	$0.08 - $0.10
Production taxes	$0.04 - $0.06	$0.04 - $0.06
SG&A	$0.10 - $0.12	$0.10 - $0.12
Total per unit operating costs	$1.22 - $1.34	$1.25 - $1.37

Financial ($ Billions)
Adjusted EBITDA (a)		$3.100 - $3.300
Adjusted operating cash flow (a)		$2.950 - $3.150
Capital expenditures (b)	$0.300 - $0.350	$1.300 - $1.450
Free cash flow (a)		$1.400 - $1.750

Based on NYMEX natural gas price of $4.81 per MMbtu as of January 31, 2022.

(a) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2022 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2022 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interest.

HEDGING (as of February 4, 2022)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions.

	Q1 2022 (a)	Q2 2022	Q3 2022	Q4 2022	2023	2024
Hedged Volume (MMDth)	355	329	287	287	858	16
Hedged Volume (MMDth/d)	3.9	3.6	3.1	3.1	2.4	—

Swaps (includes Futures)
Volume (MMDth)	289	296	254	232	166	2
Avg. Price ($/Dth)	$2.78	$2.63	$2.41	$2.36	$2.53	$2.67

Calls - Net Short
Volume (MMDth)	57	101	102	102	606	15
Avg. Short Strike ($/Dth)	$3.26	$3.00	$3.00	$3.00	$4.38	$3.11

Puts - Net Long
Volume (MMDth)	65	32	32	54	689	15
Avg. Long Strike ($/Dth)	$2.68	$2.68	$2.68	$2.68	$2.90	$2.45

Fixed Price Sales (b)
Volume (MMDth)	1	1	1	1	3	—
Avg. Price ($/Dth)	$2.38	$2.38	$2.38	$2.38	$2.38	$—

(a)January 1 through March 31.
(b)The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $2.84 and $3.21, respectively.

During the third and fourth quarters of 2021, the Company purchased $67 million of net winter calls to reposition its 2021 and 2022 hedge portfolio to enable incremental upside participation in rising natural gas prices and to further mitigate potential incremental margin posting requirements. As of December 31, 2021, the remaining positions cover approximately 45 net MMDth in the first quarter of 2022 and have been excluded from the table above.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Full Year and Fourth Quarter 2021 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday February 10, 2022 and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

NON-GAAP DISCLOSURES

Adjusted Net Income (Loss) Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income (loss) attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding (gain) loss/impairment on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income (loss) attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income (loss) attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income (loss) attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands, except per share information)
Net income (loss) attributable to EQT Corporation	$1,801,333	$63,688	$(1,155,759)	$(967,166)
Add (deduct):
(Gain) loss/impairment on sale/exchange of long-lived assets	(2,710)	(1,992)	(21,124)	100,729
Impairment of intangible and other assets	—	34,694	—	34,694
Impairment and expiration of leases	228,335	161,192	311,835	306,688
(Gain) loss on derivatives not designated as hedges	(1,016,540)	(411,534)	3,775,042	(400,214)
Net cash settlements (paid) received on derivatives not designated as hedges	(1,361,558)	83,972	(2,091,003)	897,190
Premiums (paid) received for derivatives that settled during the period	(39,349)	1,026	(67,809)	1,630
Other operating expenses (a)	16,629	17,261	70,063	28,537
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(4,980)	10,624	(71,841)	314,468
Loss on debt extinguishment	—	4,723	9,756	25,435
Seismic data purchase	—	—	19,750	—
Non-cash interest expense (amortization)	8,422	7,133	31,732	21,909
Tax impact of non-GAAP items (b)	526,061	23,908	(509,131)	(227,401)
Adjusted net income (loss) attributable to EQT	$155,643	$(5,305)	$301,511	$(50,724)
Diluted weighted average common shares outstanding	383,780	272,104	328,088	260,613
Diluted EPS	$4.69	$0.23	$(3.58)	$(3.71)
Adjusted EPS	$0.41	$(0.02)	$0.92	$(0.19)

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

(b)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income (loss) attributable to EQT Corporation, which resulted in blended tax rates of 24.2% and 25.7% for the three months ended December 31, 2021 and 2020, respectively, and 25.9% and 19.9% for the years ended December 31, 2021 and 2020, respectively. The 2021 and 2020 rates differ from the Company's statutory tax rate due to state taxes and the valuation allowances provided against federal and state deferred tax assets for unrealized gains and losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, amortization of intangible assets, (gain) loss/impairment on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands)
Net income (loss)	$1,802,554	$63,678	$(1,154,513)	$(967,176)
Add (deduct):
Interest expense	76,469	74,286	308,903	271,200
Income tax expense (benefit)	591,080	(2,920)	(434,175)	(298,858)
Depreciation and depletion	476,422	371,816	1,676,702	1,393,465
Amortization of intangible assets	—	3,573	—	26,006
(Gain) loss/impairment on sale/exchange of long-lived assets	(2,710)	(1,992)	(21,124)	100,729
Impairment of intangible and other assets	—	34,694	—	34,694
Impairment and expiration of leases	228,335	161,192	311,835	306,688
(Gain) loss on derivatives not designated as hedges	(1,016,540)	(411,534)	3,775,042	(400,214)
Net cash settlements (paid) received on derivatives not designated as hedges	(1,361,558)	83,972	(2,091,003)	897,190
Premiums (paid) received for derivatives that settled during the period	(39,349)	1,026	(67,809)	1,630
Other operating expenses (a)	16,629	17,261	70,063	28,537
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(4,980)	10,624	(71,841)	314,468
Loss on debt extinguishment	—	4,723	9,756	25,435
Seismic data purchase	—	—	19,750	—
Adjusted EBITDA	$766,352	$410,399	$2,331,586	$1,546,571

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow, Free Cash Flow and Free Cash Flow Yield
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interest. Free cash flow yield is defined as free cash flow divided by market capitalization. Adjusted operating cash flow, free cash flow and free cash flow yield are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow, free cash flow and free cash flow yield should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Cash Flows to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands)
Net cash provided by operating activities	$1,170,946	$406,124	$1,662,448	$1,537,701
Decrease (increase) in changes in other assets and liabilities	(429,910)	(35,662)	366,708	(139,178)
Adjusted operating cash flow	$741,036	$370,462	$2,029,156	$1,398,523
Less: capital expenditures	(322,687)	(265,987)	(1,104,114)	(1,078,788)
Add: capital expenditures attributable to noncontrolling interest	3,888	4,891	9,627	4,891
Free cash flow	$422,237	$109,366	$934,669	$324,626

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow, free cash flow and free cash flow yield, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands)
Adjusted EBITDA	$766,352	$410,399	$2,331,586	$1,546,571
Add (deduct):
Interest expense	(76,469)	(74,286)	(308,903)	(271,200)
Non-cash interest expense (amortization)	8,422	7,133	31,732	21,909
Other operating expenses	(16,629)	(17,261)	(70,063)	(28,537)
Seismic data purchase	—	—	(19,750)	—
Non-cash share-based compensation expense	7,347	4,326	28,169	19,552
Current income tax benefit	11	29,325	567	143,018
Amortization and other	52,002	10,826	35,818	(32,790)
Adjusted operating cash flow	$741,036	$370,462	$2,029,156	$1,398,523
Less: capital expenditures	(322,687)	(265,987)	(1,104,114)	(1,078,788)
Add: capital expenditures attributable to noncontrolling interest	3,888	4,891	9,627	4,891
Free cash flow	$422,237	$109,366	$934,669	$324,626

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands, unless noted)
Total operating revenues	$3,839,694	$1,252,585	$3,064,663	$3,058,843
Add (deduct):
(Gain) loss on derivatives not designated as hedges	(1,016,540)	(411,534)	3,775,042	(400,214)
Net cash settlements (paid) received on derivatives not designated as hedges	(1,361,558)	83,972	(2,091,003)	897,190
Premiums (paid) received for derivatives that settled during the period	(39,349)	1,026	(67,809)	1,630
Net marketing services and other	(12,039)	(3,717)	(35,685)	(8,330)
Adjusted operating revenues	$1,410,208	$922,332	$4,645,208	$3,549,119

Total sales volume (MMcfe)	527,019	400,937	1,857,817	1,497,792
Average realized price ($/Mcfe)	$2.68	$2.30	$2.50	$2.37

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands, unless noted)
Interest expense	$76,469	$74,286	$308,903	$271,200
Less: Non-cash interest expense (amortization)	8,422	7,133	31,732	21,909
Adjusted interest expense	$68,047	$67,153	$277,171	$249,291

Total sales volume (MMcfe)	527,019	400,937	1,857,817	1,497,792
Adjusted interest expense per unit ($/Mcfe)	$0.13	$0.17	$0.15	$0.17

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Balance Sheets to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	December 31, 2021	December 31, 2020
	(Thousands)
Current portion of debt (a)	$954,900	$154,161
Credit facility borrowings	—	300,000
Senior notes	4,435,782	4,371,467
Note payable to EQM Midstream Partners, LP	94,320	99,838
Total debt	5,485,002	4,925,466
Less: Cash and cash equivalents	113,963	18,210
Net debt (b)	$5,371,039	$4,907,256

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of December 31, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the quarter beginning on January 1, 2022 and ending on March 31, 2022, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of December 31, 2021, the net carrying value of the liability portion of the Company's convertible notes of $381 million was included in current portion of debt in the Consolidated Balance Sheet. See the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for further discussion.
(b)The Company will adopt new accounting guidance on January 1, 2022 which will change the amounts historically recorded for the Company's convertible senior notes. If this guidance would have been adopted as of December 31, 2021, net debt would have increased by $106 million. See the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for further discussion.

PV-10
PV-10 is derived from the standardized measure of discounted future net cash flows (the Standardized Measure), which is the most directly comparable financial measure computed using U.S. GAAP. PV-10 differs from Standardized Measure because it does not include the effects of income taxes on future net revenues. The Company's management believes the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to proved reserves held by companies without regard to the specific income tax characteristics of such entities and is a useful measure of evaluating the relative monetary significance of the Company's oil and natural gas properties. Investors may utilize PV-10 as a basis for comparing the relative size and value of the Company's proved reserves to other companies. PV-10 should not be considered as a substitute for, or more meaningful than, the Standardized Measure as determined in accordance with U.S. GAAP. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of the Company's oil and natural gas properties.

The table below reconciles PV-10 to the Standardized Measure, the most comparable financial measure calculated in accordance with GAAP, as derived from the footnotes to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

	Years Ended December 31,
	2021	2020
	(Thousands)
Standardized measure of discounted future net cash flows	$17,281,124	$3,366,458
Estimated income taxes on future net revenues	4,214,585	600,557
PV-10	$21,495,709	$3,967,015

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and location of wells to be drilled, completed or turned-in-line, the number and type of drilling rigs, the number and type of frac crews, and the availability of capital to complete these plans and programs); the projected scope and timing of the Company’s combo-development projects; estimated reserves and inventory duration; projected production and sales volume and growth rates; natural gas prices, changes in basis and the impact of commodity prices on the Company's business; projected average well costs; the Company's ability to successfully implement, execute and achieve the intended benefits from its operational, organizational, technological and ESG initiatives, including the Company’s emissions targets and the timing thereof; infrastructure projects, including the projected benefits of the Company’s Big Water Network and new well design; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, and the Company's planned use of the proceeds from any such monetization transactions; potential acquisitions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the amount and timing of any repayments, redemptions or repurchases of the Company’s common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; the projected amount and timing of dividends; projected cash flows, adjusted operating cash flow, free cash flow and free cash flow yield; projected capital expenditures; projected adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company's hedging strategy and projected margin posting obligations; and the effects of litigation, government regulation and tax position.

The forward-looking statements included in this new release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans, including as a result of the COVID-19 pandemic; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company's midstream services from Equitrans Midstream; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company's business due to acquisitions and other strategic transactions. These and other risks and uncertainties are described under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, as updated by any subsequent Form 10-Qs, and those set forth in other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$2,811,115	$837,334	$6,804,020	$2,650,299
Gain (loss) on derivatives not designated as hedges	1,016,540	411,534	(3,775,042)	400,214
Net marketing services and other	12,039	3,717	35,685	8,330
Total operating revenues	3,839,694	1,252,585	3,064,663	3,058,843
Operating expenses:
Transportation and processing	537,468	437,573	1,942,165	1,710,734
Production	72,680	37,024	225,279	155,403
Exploration	1,180	525	24,403	5,484
Selling, general and administrative	52,343	44,836	196,315	174,769
Depreciation and depletion	476,422	371,816	1,676,702	1,393,465
Amortization of intangible assets	—	3,573	—	26,006
(Gain) loss/impairment on sale/exchange of long-lived assets	(2,710)	(1,992)	(21,124)	100,729
Impairment of intangible and other assets	—	34,694	—	34,694
Impairment and expiration of leases	228,335	161,192	311,835	306,688
Other operating expenses	16,629	17,261	70,063	28,537
Total operating expenses	1,382,347	1,106,502	4,425,638	3,936,509
Operating income (loss)	2,457,347	146,083	(1,360,975)	(877,666)
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(4,980)	10,624	(71,841)	314,468
Dividend and other income	(7,776)	(4,308)	(19,105)	(35,512)
Loss on debt extinguishment	—	4,723	9,756	25,435
Interest expense	76,469	74,286	308,903	271,200
Income (loss) before income taxes	2,393,634	60,758	(1,588,688)	(1,266,034)
Income tax expense (benefit)	591,080	(2,920)	(434,175)	(298,858)
Net income (loss)	1,802,554	63,678	(1,154,513)	(967,176)
Less: Net income (loss) attributable to noncontrolling interest	1,221	(10)	1,246	(10)
Net income (loss) attributable to EQT Corporation	$1,801,333	$63,688	$(1,155,759)	$(967,166)

Earnings (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	377,988	272,104	323,196	260,613
Net income (loss)	$4.77	$0.23	$(3.58)	$(3.71)

Diluted:
Weighted average common stock outstanding	383,780	273,845	323,196	260,613
Net income (loss)	$4.69	$0.23	$(3.58)	$(3.71)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	497,177	375,648	1,746,317	1,418,774
NYMEX price ($/MMBtu)	$5.82	$2.67	$3.97	$2.09
Btu uplift	0.28	0.15	0.20	0.11
Natural gas price ($/Mcf)	$6.10	$2.82	$4.17	$2.20

Basis ($/Mcf) (a)	$(0.86)	$(0.79)	$(0.63)	$(0.47)
Cash settled basis swaps not designated as hedges ($/Mcf)	(0.10)	0.13	(0.07)	0.05
Average differential, including cash settled basis swaps ($/Mcf)	$(0.96)	$(0.66)	$(0.70)	$(0.42)

Average adjusted price ($/Mcf)	5.14	2.16	3.47	1.78
Cash settled derivatives not designated as hedges ($/Mcf)	(2.60)	0.09	(1.09)	0.59
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.54	$2.25	$2.38	$2.37

Natural gas sales, including cash settled derivatives	$1,261,769	$846,455	$4,153,221	$3,359,583

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	16,940	12,649	64,202	44,702
Sales volume (Mbbl)	2,823	2,109	10,700	7,451
Price ($/Bbl)	$55.16	$28.57	$44.50	$20.51
Cash settled derivatives not designated as hedges ($/Bbl)	(19.32)	—	(12.32)	(0.12)
Average price, including cash settled derivatives ($/Bbl)	$35.84	$28.57	$32.18	$20.39
NGLs sales	$101,203	$60,229	$344,260	$151,877
Ethane:
Sales volume (MMcfe) (b)	10,612	10,949	37,548	29,489
Sales volume (Mbbl)	1,768	1,824	6,258	4,914
Price ($/Bbl)	$11.93	$3.70	$8.85	$3.48
Ethane sales	$21,097	$6,746	$55,393	$17,085
Oil:
Sales volume (MMcfe) (b)	2,290	1,691	9,750	4,827
Sales volume (Mbbl)	382	281	1,625	804
Price ($/Bbl)	$68.50	$31.61	$56.82	$25.57
Oil sales	$26,139	$8,902	$92,334	$20,574

Total liquids sales volume (MMcfe) (b)	29,842	25,289	111,500	79,018
Total liquids sales volume (Mbbl)	4,973	4,214	18,583	13,169
Total liquids sales	$148,439	$75,877	$491,987	$189,536

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,410,208	$922,332	$4,645,208	$3,549,119
Total sales volume (MMcfe)	527,019	400,937	1,857,817	1,497,792
Average realized price ($/Mcfe)	$2.68	$2.30	$2.50	$2.37

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Total natural gas and liquids sales, including cash settled derivatives, is also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.